Consent of Independent Registered Public Accounting Firm

We consent to use in this Registration Statement on Form S-1/A of Diamond Information Institute, Inc. of our report dated March 25, 2008 relating to our audits of the financial statements for the years ended December 31, 2007 and 2006.

/s/ Moore Stephens, P.C.
MOORE STEPHENS, P.C.
Certified Public Accountants

Cranford, New Jersey
August 28, 2008